Exhibit 5.1

Our ref	DLK\659713\4101676v3

SYSWIN Inc.

9/F, Syswin Building

No.316, Nan Hu Zhong Yuan

Chaoyang District

Beijing 100102

People’s Republic of China

November 4, 2010

Dear Sirs

SYSWIN Inc.

We have acted as Cayman Islands legal advisers to SYSWIN Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933 filed on 17 August 2010, as amended, relating to the offering by the Company of certain American Depositary Shares (the “ADSs”) representing the Company’s Ordinary Shares of par value US$0.0000008 each (the “Shares”).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1                                         Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1                                 the certificate of incorporation dated 5 December 2007;

1.2                                 the memorandum and articles of association of the Company as registered on 5 December 2007 (the “Pre IPO M&A”);

1.3                                 the amended and restated memorandum and articles of association of the Company as conditionally adopted by special resolution passed on 3 November 2010 and effective immediately prior to the Registration Statement being declared effective by the Commission (the “IPO M&A”);

1.4                                 the written resolutions of the Board of Directors of the Company dated 3 November 2010 (the “Directors’ Resolutions”);

1.5                                 the written resolutions of the shareholders of the Company dated 3 November 2010 (the

“Shareholders’ Resolutions”);

1.6                                 a certificate from a Director of the Company addressed to this firm dated 3 November 2010 (the “Director’s Certificate”);

1.7                                 a certificate of good standing dated June 3, 2010, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”); and

1.8                                 the Registration Statement.

2                                         Assumptions

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.  The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof.  In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

2.1                                 copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals; and

2.2                                 the genuineness of all signatures and seals.

3                                          Opinion

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                                 the Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands;

3.2                                 immediately upon the Registration Statement being declared effective by the Commission, the authorised share capital of the Company will be US$50,000 divided into (i) 60,000,000,000 Ordinary Shares of a nominal or par value of US$0.0000008 each and (ii) 2,500,000,000 Preferred Shares of a nominal or par value of US$0.0000008 each, of such Class or Classes (howsoever designated) as the Board of Directors may determine in accordance with Articles 8 and 9 of the Articles of Association

3.3                                 the issuance and allotment of the Shares has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and entered in the register of members (shareholders), the Shares will be legally issued, fully paid and non-assessable; and

3.4.                              the statements under the captions “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion.

4                                         Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder
Maples and Calder

Encl